Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
[J Certificate of Designation
0 Certificate of Amendment to Designation - Before Issuance of Class or Series
IZi Certificate of Amendment to Designation - After Issuance of Class or Series
0 Certificate of Withdrawal of Certificate of Designation
TYPE OR PRINT• USE DARK INK ONLY• DO NOT HIGHLIGHT
1. Entity information: Name of entity:
!Janel Corporation
Entity or Nevada Business Identification Number (NVID): ic23s7e-2000
2. Effective date and For Certificate of Designation or 1- Time: r  Date:
time: Amendment to Designation Only L ____

I
I
(Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of The class or series of stock being designated within this filing:
stock: (Certificate of Designation only) l i
4. Information for The original class or series of stock being amended within this filing:
amendment of class ' -- ---••-•- '
or series of stock: /Series C Cumulative Preferred Stock . i j
i
5. Amendment of [ ] Certificate of Amendment to Designation- Before Issuance of Class or Series
class or series of As of the date of this certificate no shares of the class or series of stock have been issued.
stock: !Zi Certificate of Amendment to Designation- After Issuance of Class or Series
The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: By resolution of the board of directors pursuant to a provision in the articles of incorporation this
Certificate of Designation certificate establishes OR amends the following regarding the voting powers, designations, and Amendment to preferences, limitations, restrictions and relative rights of the following class or series of stock.*
Designation only)
7. Withdrawal: Designation being1 -- I Date of I I Withdrawn: Designation:
No shares of the class or series of stock being withdrawn are outstanding.
The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)
Date:
Signature of Officer
* Attach additional page(s) if necessary Page 1 of 1
Revised: 1/1/2019 This form must be accompanied by appropriate fees.

EXHIBIT A
WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to reduce the dividend rate payable on the shares of Series C Cumulative Preferred Stock (the "Series C
Preferred Stock") ; and
WHEREAS, the holders of the outstanding shares of Series C Preferred Stock have unanimously approved such reduction in dividend rate.
NOW THEREFORE BE IT,
RESOLVED, that the Board hereby approves a decrease in the dividend rate payable on the Series C Preferred Stock as follows (such action, the "Series C Amendment"):
Dividends. The holders of the Series C Cumulative Preferred Stock shall be entitled to receive, out of funds legally available therefor, annual dividends when, as and if declared by the Board, at the rates heretofore set f01ih from time to time in the Ce1iificate of Designation for the Series C Cumulative Preferred Stock, and
commencing on the date of the filing of this Amendment, at the annual rate of five percent (5.0%) with a one percent (1%) increase on each January l81 beginning
January 1, 2024 and on each January 1 thereafter for four years, such that: (a) as of
January 1, 2024 the annual dividend shall be at the rate of six percent (6.0%), (b) as of January 1, 2025 the annual dividend shall be at the rate of seven percent (7.0%),
(c) as of January 1, 2026 the annual dividend shall be at the rate of eight percent
(8.0%) and (d) as of January 1, 2027, and for every year thereafter, the annual dividend shall be at the rate of nine percent (9.0%). Such dividends are (i) prior and in preference to any declaration or payment of any dividend or other distribution on
Common Stock ( other than a dividend payable in shares of Common Stock) or on any other class or series of capital stock ranking junior to the Series C Cumulative ,
Preferred Stock with respect to dividei:ids, (ii) pari passu with any other shares of
Prefe11ed Stock entitled to participate pari passu with the Series C Cumulative
Preferred Stock with respect to dividends and (iii) subject to the rights of aqy series of Preferred Stock that ranks, with respect to dividends, senior to the Series C
Cumulative Preferred Stock. Such dividends shall accrue on each share of Series C
Cumulative Preferred Stock on a daily basis from the Original Issuance Date whether or not earned or declared and whether or not there shall be net assets or profits of the Corporation legally available for the payment of such dividends. Such dividends shall be cumulative, so that if such dividends with respect to any previous or current dividend period at the rate provided for herein have not been paid on all shares of Series C Cumulative Preferred Stock at the time outstanding, the deficiency shall be fully paid on such shares before any distribution shall be paid on, or declared and set apart for, Common Stock or any other class or series of capital stock ranking junior to the Series C Cumulative Preferred Stock with respect to dividends.
RESOLVED FURTHER, that the President or Secretary of the Company is authorized, empowered and directed to execute and file a Certificate, Amendment or
Withdrawal of Designation and/or such other documents or instruments as may be required pursuant to Nevada Revised Statutes ("NRS") 78.1955 to effect the Series C Amendment.